Exhibit 16.1

August 4, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:	Birch Branch, Inc.
EIN: 84-1124170

Commissioners:

We were previously the principal accountants for Birch Branch, Inc., and we reported on the financial statements of Birch Branch, Inc, as of June 30, 2009, and for the year ended June 30, 2009.  We have not provided any audit services to Birch Branch, Inc. since the audit of the June 30, 2009 financial statements.  We did conduct quarterly reviews on the interim financial statements of Birch Branch, Inc. through March 31, 2010. Effective August 4, 2010, we were dismissed as the principal accountants.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 4, 2010.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck, LLP

Cordovano and Honeck LLP
Englewood, Colorado